Exhibit 99.1

P.O. Box 25099 ~ Richmond, VA 23260 ~ phone: (804) 359-9311 ~ fax (804) 254-3584
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P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	Immediately
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Announces 44th Annual Dividend Increase
Richmond, VA • November 6, 2014 / PRNEWSWIRE
George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced today that the Company’s Board of Directors has increased the quarterly dividend on the common shares of the Company by one cent to fifty two cents ($0.52) per share. The dividend is payable February 9, 2015, to common shareholders of record at the close of business on January 12, 2015. This increase indicates an annualized rate of $2.08 per share and a yield of approximately 4.6% based on the $44.76 closing price on November 5, 2014.
In addition, the Board of Directors declared a quarterly dividend of $16.875 per share on the Series B 6.75% Convertible Perpetual Preferred Stock, payable December 15, 2014, to shareholders of record as of 5:00 p.m. Eastern Time on December 1, 2014.

Effective with the payment of the Company's common stock dividend on November 10, 2014, the Company will adjust the conversion rate on its Series B Preferred Stock. The adjusted conversion rate on the Series B Preferred Stock will be 22.0691 common shares per $1,000 of liquidation preference of Series B Preferred Stock. The new rate is equivalent to a conversion price of approximately $45.31 per common share.

Mr. Freeman noted, "This is our 44th consecutive annual dividend increase. We are pleased to continue our strong record of providing value to our shareholders through the return of our earnings and cash flow while carefully managing our balance sheet.”

Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco supplier and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2014, were $2.5 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.
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